SCHEDULE 14A

                               (RULE 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14(A) INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO. _________)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Under Rule 14a-12

                                 GPU, INC.
                                 ---------
              (Name of Registrant as Specified in Its Charter)

          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A
     (2)  Aggregate number of securities to which transaction applies: N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          N/A
     (4)  Proposed maximum aggregate value of transaction: N/A
     (5)  Total fee paid: N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: N/A
     (2)  Form, Schedule or Registration Statement No.: N/A
     (3)  Filing Party: N/A
     (4)  Date Filed: N/A

IMPORTANT LEGAL INFORMATION UNDER THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995


This newsletter contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's most recent reports filed with the SEC.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, FirstEnergy Corp. and GPU, Inc. will file a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by FirstEnergy and GPU with the SEC at the SEC's Web site at http://www.sec.gov. Free copies of the joint proxy statement/prospectus, once available, and each company's other filings with the SEC may also be obtained from the respective companies. Free copies of FirstEnergy's filings may be obtained by directing a request to FirstEnergy Corp., Investor Services, 76 S. Main St., Akron, Ohio 44308-1890, Telephone:
1-800-736-3402. Free copies of GPU filings may be obtained by directing a request to GPU, Inc., 310 Madison Avenue, Morristown, N.J. 07962,
Telephone: 1-973-401-8204.

GPU, its directors (Theodore H. Black, Fred D. Hafer (Chairman; CEO and President), Thomas B. Hagen, Robert Pokelwaldt, John M. Pietruski, Catherine A. Rein, Bryan S. Townsend, Carlisle A.H. Trost, Kenneth L. Wolfe and Patricia K. Woolf), certain executive officers (Ira H. Jolles (Senior Vice President and General Counsel), Bruce L. Levy (Senior Vice President and CFO) and Carole B. Snyder (Executive Vice President Corporate Affairs)) and certain other employees (Jeff Dennard (Director of Corporate Communications), Joanne Barbieri (Manager of Investor Relations) and Ned Raynolds (Manager of Financial Communications)) may be deemed under rules of the SEC to be "participants in the solicitation" of proxies from the security holders of GPU in favor of the merger. GPU's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of GPU common stock. Security holders of GPU may obtain additional information regarding the interests of "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.

         Copyright(C)2000 GPU, Inc., all rights reserved worldwide
                             Legal Disclaimer
                             ----------------

WITH CHESSER AT THE HELM,  GPUE  CONTINUES ITS JOURNEY TO TOP
QUARTILE

GPUE WILL REMAIN A SEPARATE OPERATING COMPANY OF FIRSTENERGY WITH
HEADQUARTERS IN READING

by Donna Rovins

It's full speed ahead for GPU Energy and the development of a Vision, the work of the Strategic Focus Teams and the aggressive timeline to complete a new organization by the end of the year. That was the word from GPU Energy President and Chief Executive Officer Mike Chesser following the announcement of the merger of GPU, Inc. with FirstEnergy Corp.

"The work that we're doing right now is critical to the future of the company, and needs to move forward," Chesser said. "We are focusing on what and who we want to be as a company - rededicating ourselves to customer service and the creation of a Winning Culture. Improving the clarity of our Vision will make us a stronger partner as we move through the transition process with FirstEnergy. Our goal is to be a top performer. That was the goal the day before the announcement - that's the goal today."

Chesser will continue to lead GPU Energy as president and chief executive officer during and after the merger. GPU Energy will continue to be based in Reading, and will retain its name with the tag line "A FirstEnergy Company" added.

Chesser told employees during Tuesday's "State of the Company" satellite broadcast that FirstEnergy's view of success is in line with GPU's view. "First Energy believes that customers are very critical - the underlying foundation to the business," he said.

He also noted the spirit by which FirstEnergy operates - believing in empowerment throughout its system. It recognizes the importance of community involvement and above all, customer service. Having GPU Energy operate as a separate FirstEnergy subsidiary illustrates the importance FirstEnergy places on empowering employees.

"We couldn't have picked a better merger partner," Chesser said. "Yes, we have a significant amount of work ahead of us to move this merger to completion, but I'm excited about the possibilities that are opening up to us. I hope you can sense and share in the excitement I feel about this opportunity."

Chesser asked employees to continue to focus on becoming a world-class energy delivery business by providing the best service possible to our customers and by working safely.

"I believe that the focus we give now - the effort that we take will result in success. In a year from now, in six months from now, GPU Energy will be in a much different and more competitive position," Chesser said.

         Copyright(C)2000 GPU, Inc., all rights reserved worldwide
                              Legal Disclaimer
                              ----------------

GPU, INC. TO MERGE WITH FIRSTENERGY CORP.


by Mark Weinstein

Fred D. Hafer, GPU, Inc. chairman, president and chief executive officer, is encouraging GPU employees to work together to do everything possible to expedite the regulatory process for the announced merger of GPU and FirstEnergy Corp.

At the same time, however, employees must remain focused on delivering superior customer service.

Taking the first step in a lengthy process, the boards of directors of GPU, Inc. and FirstEnergy Corp. each unanimously approved a definitive merger agreement, and the companies are committed to completing the merger by mid-2001.


"Joining our companies will enable us to realize our strategic vision of being the premier retail energy and related services provider in a 13-state region in the northeastern quadrant of the nation, while offering substantial economic benefits that should grow both our top- and bottom-lines," said Pete Burg, FirstEnergy chairman and chief executive officer.

"By doubling the retail customer base and leveraging both companies' customer relationships, we will be able to maximize the utilization of our existing energy and related resources," Burg said. "These resources include electricity from our more than 12,000 megawatts of generating capacity; natural gas from our exploration and production operations; fiber optics and long-distance phone service from our telecommunications operations; and a wide range of energy-related services from our network of mechanical contracting and construction companies."

The acquisition of GPU, Inc. by the Akron, Ohio-based FirstEnergy Corp. would create the nation's sixth largest investor-owned electric system, based on customers served.

"It is not a simple transaction," Hafer told GPU employees during Tuesday's "State of the Company" broadcast.

"You may hear it alternately described by analysts or the media as either a merger or an acquisition because it is a combination of companies where GPU has had significant input into the terms of the transaction," Hafer said. "A number of GPU people will be involved in creating what the new organization will look like going forward. On the other hand, it looks like an acquisition because FirstEnergy is larger and is paying our shareholders a premium. Perhaps the best and most accurate way to characterize the deal is that we are operating in a spirit of partnership."

FirstEnergy will continue to be headquartered in Akron, but will maintain a significant presence in Pennsylvania and New Jersey.

GPU Energy, for example, will retain its name with the tag line "A FirstEnergy Company," and continue to be headquartered in Reading. Other GPU business units will continue operating in their current locations through the merger completion. Their locations and operations will be reviewed during a transition process to integrate the two organizations.

The timeline to complete the merger process by mid-2001 is based on gaining the approval of each company's shareholders and various regulatory agencies. It's a process that we expect will take 12 months but could take as much as 18 months. Once it is approved, the company's common stock will be traded under FirstEnergy's name.

Together, the combination of FirstEnergy and GPU would result in estimated revenues of $11.9 billion, 4.3 million customers and a 37,200-square-mile service area in Ohio, Pennsylvania and New Jersey.

The merger would provide substantial strategic benefits, including:

     o NEAR- AND LONG-TERM FINANCIAL GROWTH - Expected to immediately add to FirstEnergy's earnings per share and cash flow upon completion; enhances earnings growth potential; offers substantial synergies from combining operations; increases revenue opportunities

     O GREATER SCOPE AND SIZE - Gives FirstEnergy the largest customer base in the PJM Power Pool; creates the nation's sixth largest investor-owned electric system based on customers; joining the companies' contiguous transmission and distribution systems doubles FirstEnergy's customer base in the region it has targeted for its growth

     O ENHANCED GENERATION EFFICIENCY -- Provides a significant market for FirstEnergy's generation capacity; may help contribute to meeting GPU's "provider-of-last-resort" requirements for electricity customers in its Pennsylvania and New Jersey service areas

     o BROADENED UNREGULATED OPPORTUNITIES - Increases market and growth opportunities for FirstEnergy's natural gas resources, and both companies' mechanical contracting and construction, telecommunications, and e-procurement resources.

Hafer, 59, will serve as FirstEnergy chairman until he retires at age 62. Burg, FirstEnergy's chairman and chief executive officer, will be vice chairman.

Hafer said FirstEnergy has the right culture, strategic and financial fit for GPU.

He noted that both companies are committed to growth in non-regulated businesses such as construction and telecommunications, share a contiguous service area and strongly value employees and the communities they serve.

The combined company will need most of the resources available in both companies - and is dedicated to retaining valuable talent, Hafer said. There will be new and significant job opportunities available to GPU employees, although the specifics of these will not be known immediately. Decisions will be made during the transition process about how to select those needed for the future of the business.

GPU and FirstEnergy have agreed that the criteria for selecting non-bargaining unit employees from GPU for employment by the new company will include previous work history, job experience and qualifications. GPU will have substantial input in determining the selection process. Decisions about jobs and the selection process will be communicated as soon as possible.

"While there will be opportunities, there will also be duplicate roles and services," Hafer added. "We will need to make decisions about how to select those needed for the future of the business. Those decisions will be made, for the most part, during the transition phase."

Hafer, Carole B. Snyder, GPU Service executive vice president for Corporate Affairs, Burg and two other FirstEnergy executives will serve on a Transition Management Steering Committee. Employees from both organizations will serve on transition teams to review practices for each company and recommend the future use of the best practices.

         Copyright(C)2000 GPU, Inc., all rights reserved worldwide
                              Legal Disclaimer
                              ----------------

WHAT ABOUT ME?

Probably the first question that comes to mind when a merger is announced is, What about me? Will I have a job? Will I have to move? What's going to happen to my pay and benefits? How do I explain things to my family? And many more.

The exact details of what will happen aren't yet known, so it's not possible to say definitively whether employees will have a job. However, it is known that a majority of GPU employees will not see a change in their roles due to the merger.

The waiting and uncertainty is difficult. As plans are made and information becomes available, it will be shared with employees.

EMPLOYEES STAYING WITH THE COMBINED COMPANY

Benefit options and the compensation review process will remain unchanged for bargaining unit employees under the terms of the collective bargaining agreements.

For non-bargaining employees it is expected that GPU employees would transition to FirstEnergy programs. This transition may not take place immediately and may only take place after a comprehensive review of both companies' programs during the transition process.

RELOCATION

Once the merger is completed, some employees may be asked to move. These employees will be provided financial assistance and relocation services for their moves.

EMPLOYEE MERGER TRANSITION PROGRAMS

For those who are not offered a position in the combined company, or who choose not to relocate, GPU will establish an Employee Merger Transition Program. This program will provide financial protection, medical, dental and life insurance, and outplacement services for a specified period of time for employees who do not join the combined company. Details of this program will be communicated shortly.

         Copyright(C)2000 GPU, Inc., all rights reserved worldwide
                              Legal Disclaimer
                              ----------------

A LOOK AT FIRSTENERGY CORP. AND ITS LEADER, PETE BURG


In addition to serving as FirstEnergy Corp.'s Chairman and Chief Executive Officer, Pete Burg also is a member of the Board of Directors of FirstEnergy's various subsidiaries. Prior to the merger of Ohio Edison Company and Centerior Energy Corporation, he was president, chief operating officer and chief financial officer of Ohio Edison.

A native of Akron, Ohio, Burg's career with Ohio Edison began in 1968 as a financial analyst trainee. Following a series of promotions, he was elected treasurer in 1974, vice president in 1985, senior vice president and chief financial officer in 1989, and served as interim president of Ohio Edison's subsidiary, Pennsylvania Power Company, from August 1994 through May 1995. He was elected president of Ohio Edison in 1996, and president and chief executive officer of FirstEnergy in April 1999. He was elected to his current position in January 2000.

Burg is a graduate of The University of Akron, where he earned bachelor of science and master's degrees in business administration. He also attended Harvard Graduate School of Business and completed its Program for Management Development.

In addition to serving on FirstEnergy's Board of Directors, Burg serves as chairman of the Summit County Chapter of the American Red Cross. He also is a member of the boards of the Edison Electric Institute; Energy Insurance Mutual; KeyBank - Akron District; Nuclear Electric Insurance Limited; Regional Business Council; Akron Tomorrow; Cleveland Tomorrow; the Greater Cleveland Growth Association; and Akron Children's Hospital Foundation. Burg is past president of The University of Akron Alumni Association.

He lives in Stow, Ohio, with his wife Eileen. They have three children.

A LOOK AT FIRSTENERGY CORP.

FirstEnergy Corp., a diversified energy services holding company headquartered in Akron, Ohio, was formed in 1997 as the result of the merger of Ohio Edison Company and Centerior Energy Corporation.

FirstEnergy companies provide electricity and natural gas services and a wide array of energy-related products and services.

FirstEnergy's four electric utility operating companies serve 2.2 million customers in a 13,200-square-mile service area in northern and central Ohio and western Pennsylvania and form the nation's 10th largest investor-owned electric system, based on total assets.

         Copyright(C)2000 GPU, Inc., all rights reserved worldwide

A LOOK AT FIRSTENERGY CORP.

FirstEnergy Corp., a diversified energy services holding company headquartered in Akron, Ohio, was formed in 1997 as the result of the merger of Ohio Edison Co. and Centerior Energy Corp.


FirstEnergy companies provide electricity and natural gas services and a wide array of energy-related products and services.

FirstEnergy's four electric utility operating companies serve 2.2 million customers in a 13,200-square-mile service area in northern and central Ohio and western Pennsylvania and form the nation's 10th largest investor-owned electric system, based on total assets.

         Copyright(C)2000 GPU, Inc., all rights reserved worldwide

FREQUENTLY ASKED QUESTIONS ABOUT THE MERGER

ABOUT THE MERGER
----------------

WHY MERGE WITH FIRSTENERGY CORP.?

The industry landscape and rules have changed significantly in the last 12 months. There are a few big players and a number of smaller players. With this kind of fragmentation, consolidation is inevitable.

The merger is consistent with GPU's business strategy to build our infrastructure, improve our delivery of services, and grow our non-regulated businesses. While our plan has been to retain our independence and seek acquisitions, FirstEnergy provides the right fit for GPU in terms of our strategic objectives, our culture and values, and our locations and systems.

The new combination will provide exciting business advantages structurally, geographically and financially. GPU could not ignore the compelling business rationale for merging as a secondary partner. Our goal now is to integrate and maximize the strengths of both organizations, becoming a formidable presence in the industry.

HOW WILL THE NEW COMPANY BE STRUCTURED?

As of now, many of the structural issues have not been decided. The following is known: GPU subsidiaries will operate as subsidiaries of FirstEnergy. The GPU Energy name will be retained, and added to the name will be "A FirstEnergy Company." The headquarters of the new entity will be located in Akron, Ohio, with a significant presence in Pennsylvania and a continued executive and operating presence in New Jersey. GPUE will continue to be headquartered in Reading. Other business units will continue to operate in their current locations through the merger completion; their locations and operations will be reviewed during the transition process. Corporate functions identified during the transition process as necessary for the future company will be moved to Akron.

WHO WILL RUN THE NEW COMPANY?

Fred D. Hafer will serve as chairman of FirstEnergy until he retires at age
62. Pete Burg will serve as vice chairman and chief executive officer of FirstEnergy. Mike Chesser, president and chief executive officer of GPU Energy, will remain in his role.

HOW WILL THE MERGER AFFECT GPUE'S PLANNED RESTRUCTURING?

GPUE will continue to emphasize its goal to be a world-class regulated delivery business, and will keep moving forward with implementation of its new strategy and planned restructuring.

HOW LONG WILL IT TAKE TO COMPLETE THE MERGER?

GPU and FirstEnergy are committed to completing the merger by mid-2001. The actual process could take as little as nine months and as long as 18 months, depending on shareholder and regulatory approval.

HOW WILL THE COMPANIES OPERATE DURING THIS PERIOD?

Until the merger is complete, the two companies will operate independently. During this period of time, a transition process will be implemented to integrate the two organizations. A Transition Management Steering Committee will oversee the transition. Members will include Pete Burg, chief executive officer of FirstEnergy, and committee chair, Fred D. Hafer, committee vice chair, Carole Snyder, and two other executives from FirstEnergy.

The committee will serve as a conduit for the flow of information and documents between the two companies and their subsidiaries; develop regulatory plans and proposals, corporate organizational and management plans, and workforce combination proposals; and evaluate and recommend the best way to organize and manage the new company. People representing both organizations will serve on transition teams to review practices from each company and recommend the best practices going forward. This process will enable people to begin working together, facilitating integration after the merger is completed.

ABOUT EMPLOYEES
---------------

HOW WILL THE MERGER BENEFIT EMPLOYEES?

A larger customer base creates a larger enterprise with more resources to meet the challenges of a changing electric utility industry. The new organization will need talented employees to provide customers with high-quality electric service and enhance the value of our shareholders' investments. Over the long term, that means better career opportunities and added responsibilities for more employees than would have been possible had our companies remained separate.

WHAT IS THE PROCESS FOR SELECTING WHO WILL STAY?

The combined company will need most of the resources available in both companies and is dedicated to retaining valuable talent. Where there are duplicate roles and services, however, decisions will be made during the transition process about how to select those needed for the future of the business.

GPU and FirstEnergy have agreed that the criteria for selecting non-bargaining unit employees from both companies for employment by the new company will include previous work history, job experience and qualifications. There will be many new and significant job opportunities available to GPU employees, although the specifics of these will not be known immediately. Decisions about jobs and the selection process will be communicated as soon as they are known.

HOW WILL THE MERGER AFFECT LABOR AGREEMENTS?

Our labor agreements have a successor clause that is binding, and will be honored.

WILL EMPLOYEES HAVE TO RELOCATE? WHAT SUPPORT WILL THEY GET?

Once the merger is completed some employees may be asked to move. These employees will be provided financial assistance and relocation services for their moves. For those who choose not to relocate, GPU has established an Employee Merger Transition Program. This program will provide financial protection, medical, dental and life insurance, and outplacement services for a specified period of time for employees who do not join the combined company. Details of this program will be communicated shortly.

WHAT WILL TERMINATED EMPLOYEES BE OFFERED?

GPU has established an Employee Merger Transition Program. This program will provide financial protection, medical, dental and life insurance, and outplacement services for a specified period of time for employees who do not join the combined company. Details of this program will be communicated shortly.

ABOUT SHAREHOLDERS
------------------

HOW WILL THE MERGER BENEFIT SHAREHOLDERS?

Shareholders will benefit from owning a larger company with more resources to meet the challenges of the energy industry.

WILL SHAREHOLDERS VOTE ON THE MERGER?

Yes. The merger will require approval by a majority of GPU's shareholders. The company's articles of incorporation determine the approval requirements.

HOW WILL THE MERGER AFFECT DIVIDENDS?

The dividend is expected to stay the same.

HOW WILL THE COMPANIES' STOCK TRADE BEFORE THE TRANSACTION IS COMPLETED?

The companies' stock will trade independently before completion of the transaction. Following the merger, the stock will be traded under FirstEnergy's name. The companies intend to send their shareholders a proxy and a proxy statement detailing the proposed transaction by the end of the year. Shareholder approval and regulatory procedures should take about one year. We will keep shareholders informed during this process.

DO STOCKHOLDERS HAVE TO DO ANYTHING NOW?

No. When we send the proxy material later in the year, we ask that you read the enclosed information, complete the enclosed proxy form, and mail it as soon as possible. Not returning the proxy card will have the same effect as voting against the merger because unvoted shares cannot be counted.

WILL COMMON STOCK CERTIFICATES HAVE TO BE TURNED IN?

Yes. We will ask for stock certificates when the merger is completed.


ABOUT CUSTOMERS
---------------

HOW WILL THE MERGER AFFECT CUSTOMERS?

Customers will benefit from being served by a larger organization with more resources to provide better service at more competitive prices, as well as a wider array of energy-related products and services, in the years ahead.

ABOUT FINANCES AND LEGAL PROCEDURES
-----------------------------------

WHAT KIND OF REGULATORY PROCEDURES WILL THIS TRANSACTION REQUIRE?

The merger requires the approval of each company's shareholders and various regulatory agencies, including the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, and the Securities and Exchange Commission. State approvals will be needed as required in Ohio, New Jersey and Pennsylvania.

         Copyright(C)2000 GPU, Inc., all rights reserved worldwide
                              Legal Disclaimer
                              ----------------

BREAKOUT LEADERS FAN OUT ACROSS GPU - EMPLOYEES GIVE FEEDBACK ABOUT MERGER


by Ron Morano

They were briefed, debriefed and asked to handle a most difficult task, listening to and sharing feedback from fellow employees about a merger agreement that was announced just a few hours earlier.

A group of 75 breakout leaders fanned out across GPU Energy Tuesday to engage employees in conversation about what exactly GPU's decision to merge with FirstEnergy would mean to them.

The mood of employees at the breakout sessions varied greatly. Terms used about the sessions included positive, excellent, guarded optimism, roller coaster ride, unemotional, complacent, win-win, neutral and a good move. Across the system, the questions and concerns were similar. The major theme expressed by employees in their questions was the desire to have more information.

Questions were asked about similarities and differences between the two companies and their impacts. Others focused on regulatory issues, services that might be consolidated or expanded, benefits and timing. In both Johnstown and Morristown employees asked about what kind of presence the company would have locally. There were also questions concerning first quartile performance, culture and what might happen if the merger were not completed.

The breakout leaders answered what questions they could. Answers to remaining questions are being collected and compiled and will be shared with employees.

EDITOR'S NOTE: Tina Karras and Cindy Martin contributed information to this story.

         Copyright(C)2000 GPU, Inc., all rights reserved worldwide
                              Legal Disclaimer
                              ----------------

THE RIGHT FIT

FirstEnergy is the right fit for GPU in terms of strategic objectives, culture and values, locations, and systems.

     o FirstEnergy is committed to growth in non-regulated businesses, including construction and telecommunications.

     o FirstEnergy has a construction business that will be complementary to GPU's businesses.

     o Both companies strongly value their employees and their communities.

     o    The service territories of the two companies are complementary.

In comparison to other utility mergers, GPU and FirstEnergy offer services that are complementary. The goal is to integrate and maximize the strengths of both organizations, becoming a formidable presence in the industry.

WHAT ATTRACTED FIRSTENERGY TO GPU?

There are many reasons why FirstEnergy wanted to combine businesses with
GPU:

     o    GPU has a solid business strategy.

     o GPU has rapidly developed non-regulated businesses, including leading construction companies and Telcom.

     o    GPU has made advancements in preparation for deregulation.

     o    SAP is already implemented - cutting-edge technology that sets
          GPU apart.

Employees may be surprised that GPU is merging with FirstEnergy when the company has said previously that it wanted to stay independent and seek its own acquisitions. However, the industry landscape and rules have changed significantly in the last 12 months.

There are a few big players and a number of smaller players. Those who ignore or fight consolidation will not be successful. Winners will be those who have critical mass and strength like FirstEnergy and GPU combined.

         Copyright(C)2000 GPU, Inc., all rights reserved worldwide
                              Legal Disclaimer
                              ----------------

DETAILS OF THE GPU, INC.-FIRSTENERGY MERGER

Under terms of the definitive merger agreement between GPU, Inc. and FirstEnergy Corp., pending regulatory approvals:

     o FirstEnergy would acquire all of the outstanding shares of GPU's common stock for approximately $4.5 billion in cash and FirstEnergy common stock. FirstEnergy also would assume approximately $7.4 billion of GPU's debt and preferred stock. The combined company would have an equity value of approximately $8.5 billion, based upon the closing stock price on Aug. 4, 2000, of $26.94 per FirstEnergy share. Following the merger, the stock will be traded under FirstEnergy's name.

     o The transaction would be accounted for as a purchase, and is expected to immediately add to FirstEnergy's earnings per share and cash flow immediately upon its completion. The companies expect that the transaction can be completed within 12 months. Financing for the transaction is expected to come from a combination of long-term debt and bank credit lines.

     o Under the agreement, GPU shareholders would receive the equivalent of $36.50 for each share of GPU common stock they own, payable in cash or in FirstEnergy common stock, so long as FirstEnergy's common stock price is between $24.24 and $29.63.

Each GPU shareholder would be able to elect the form of consideration they wish to receive, subject to proration so that the aggregate consideration to all GPU shareholders will be 50 percent cash and 50 percent FirstEnergy common stock. Each GPU share converted into FirstEnergy common stock would receive not less than 1.2318 and not more than 1.5055 shares of FirstEnergy common stock, depending on the average closing price of FirstEnergy stock during the 20-day trading period ending on the sixth trading day prior to the merger closing. For example, based on FirstEnergy's closing price of $26.94 on Aug. 4, 2000, GPU shareholders who choose to receive common stock would receive 1.355 FirstEnergy shares for each GPU share.

The stock portion of the consideration is expected to be tax free to GPU shareholders. Each GPU share also may be converted into $36.50 in cash, also subject to proration.

         Copyright(C)2000 GPU, Inc., all rights reserved worldwide
                              Legal Disclaimer
                              ----------------

FirstEnergy and GPU Energy:  Facts At A Glance

Period Ended June 30, 2000


                           FirstEnergy      GPU Energy         New FirstEnergy

U.S. Customers              2.2 million      2.1 million        4.3 million

U.S. Electric Utility
 Employees                  9,800            4,900              14,700


U.S. Service Area
(Square Miles)              13,200           24,000             37,200


U.S. Transmission Line
  Miles                     8,752            6,000              14,752


U.S. Transmission
  Interconnections          37               66                 103


U.S. Distribution Line
  Miles                     55,932           62,000             117,932


U.S. Transmission
  Substations               122              102                224


U.S. Distribution
  Substations               628              942                1,570